Exhibit 99.2

(Furnished herewith)

Deere & Company
Other Financial Information

For the Three Months Ended	Equipment Operations		Production & Precision Ag		Small Ag & Turf		Construction & Forestry
	January 31	February 2	January 31	February 2	January 31	February 2	January 31	February 2
Dollars in millions	2021	2020	2021	2020	2021	2020	2021	2020
Net Sales	$8,051	$6,530	$3,069	$2,507	$2,515	$1,979	$2,467	$2,044
Net Sales - excluding Wirtgen		$5,925		$2,507		$1,979		$1,439
Average Identifiable Assets*
With Inventories at LIFO	$15,995	$17,255	$6,218	$6,404	$3,432	$3,806	$6,345	$7,045
With Inventories at LIFO - excluding Wirtgen		$13,216		$6,404		$3,806		$3,006
With Inventories at Standard Cost	$17,387	$18,672	$6,906	$7,092	$3,870	$4,268	$6,611	$7,312
With Inventories at Standard Cost - excluding Wirtgen		$14,633		$7,092		$4,268		$3,273
Operating Profit	$1,380	$466	$643	$218	$469	$155	$268	$93
Operating Profit - excluding Wirtgen		$449		$218		$155		$76
Percent of Net Sales**	17.1%	7.6%	21.0%	8.7%	18.6%	7.8%	10.9%	5.3%
Operating Return on Assets**
With Inventories at LIFO	8.6%	3.4%	10.3%	3.4%	13.7%	4.1%	4.2%	2.5%
With Inventories at Standard Cost	7.9%	3.1%	9.3%	3.1%	12.1%	3.6%	4.1%	2.3%
SVA Cost of Assets**	$(522)	$(439)	$(207)	$(213)	$(117)	$(127)	$(198)	$(99)
SVA**	$858	$10	$436	$5	$352	$28	$70	$(23)

For the Three Months Ended	Financial Services
	January 31	February 2
Dollars in millions	2021	2020
Net Income Attributable to Deere & Company	$204	$137
Average Equity	$5,298	$5,119
Return on Equity	3.9%	2.7%
Operating Profit	$258	$179
Cost of Equity	$(165)	$(166)
SVA	$93	$13

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* At the beginning of fiscal year 2021, the Company reclassified goodwill from the equipment operations segments’ identifiable assets to Corporate assets. Operating return on assets (OROA) and SVA exclude the impact of goodwill. Prior period information has been recast for a consistent presentation.

** Beginning in fiscal year 2021, the results and assets related to the Wirtgen Group (roadbuilding) are included in the calculation of OROA and SVA. Due to integration efforts, the 2020 information did not include Wirtgen’s results and assets. Prior period information was not recast for this change, which is consistent with the Company’s internal presentation.

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